Exhibit 99.1

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VIROPHARMA INCORPORATED

Reports Second Quarter Financial Results

Exton, PA, August 14, 2003 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the quarter ended June 30, 2003.

For the quarter ended June 30, 2003, the Company reported a net loss of $7.2 million compared to a net loss of $16.8 million for the same period in 2002. Net loss per share for the quarter ended June 30, 2003 was $0.28 per share, basic and diluted, compared to $0.74 per share, basic and diluted, for the same period in 2002.

ViroPharma’s loss from continuing operations for the quarter ended June 30, 2003 decreased to approximately $7.2 million from a loss of approximately $16.9 million for the same period in 2002. Loss per share from continuing operations for the quarter ended June 30, 2003 was $0.28 per share, basic and diluted, compared to a loss per share from continuing operations of $0.74 per share, basic and diluted, in the same period in 2002.

Revenues were approximately $0.1 million for the quarter ended June 30, 2003, compared to approximately $0.5 million during the same period in 2002. During the quarters ended June 30, 2003 and 2002, ViroPharma’s revenue resulted from the recognition of portions of advance payments received under ViroPharma’s collaboration agreements.

Research and development expenses decreased approximately $6.2 million to $4.5 million in the second quarter of 2003 from $10.7 million in the second quarter of 2002. During the quarter ended June 30, 2003 the Company was engaged in phase 1 clinical trials and discovery research in its hepatitis C program, activities related to exploring the feasibility of pursuing the development of Picovir® (pleconaril) for the treatment of serious and life-threatening diseases caused by enteroviral infections, preclinical activities related to developing an intranasal formulation of Picovir® for the treatment of the common cold and discovery research. In comparison, during the second quarter of 2002 ViroPharma’s primary research and development focus related to Picovir® for the treatment of the common cold in adults, manufacturing validation batches of Picovir® and conducting clinical trials in other common cold indications and in respiratory syncytial virus disease, and discovery research.

During the quarter ended June 30, 2003, we had no marketing expenses. During the same period in 2002, we incurred $2.8 million in marketing expenses related to Picovir® as a result of ViroPharma’s joint marketing efforts with Aventis Pharmaceuticals Inc.

General and administrative expenses for the quarter ended June 30, 2003 of approximately $1.6 million decreased $0.8 million from $2.4 million in the same period in 2002. This decrease was primarily due to a reduction in personnel related and legal costs.

Interest income for the quarter ended June 30, 2003 of $0.8 million decreased by $0.6 million when compared to interest income of $1.4 million during the same period in the prior year. This decrease in interest income is due from lower invested balances and lower effective interest yields. Interest expense for the quarter ended June 30, 2003 decreased $0.8 million to $2.1 million. This decrease in interest expense is due to the repurchase of $50.1 million in principal amount of ViroPharma’s outstanding 6% convertible subordinated notes due 2007 in the second half of 2002 and first quarter of 2003.

During the third quarter of 2002, the Company terminated its co-promotion and co-development agreement with Aventis Pharmaceuticals Inc., discontinued its sales force operations and sold its sales force to Aventis. The Company had no income or loss from discontinued sales operations for the quarter ended June 30, 2003 compared to income of approximately $0.1 million for the same period in 2002. Costs associated with the discontinued sales operations for the same period in 2002 related primarily to the detailing of two of Aventis’s products. The income from discontinued sales operations for the quarter ended June 30, 2002 includes $6.8 million in detailing fees received by us for detailing activities during that period.

As of June 30, 2003, ViroPharma had approximately $138.0 million in cash, cash equivalents and short-term investments.

Six months ended June 30, 2003

For the six months ended June 30, 2003, the Company reported a net loss of $14.1 million compared to a net loss of $38.2 million for the same period in 2002. Net loss per share for the six month ended June 30, 2003 was $0.55 per share, basic and diluted, compared to $1.69 per share, basic and diluted, for the same period in 2002.

ViroPharma’s loss from continuing operations for the six months ended June 30, 2003 decreased to approximately $14.1 million from a loss of approximately $36.3 million for the same period in 2002. Loss per share from continuing operations for the quarter ended June 30, 2003 was $0.55 per share, basic and diluted, compared to a loss per share from continuing operations of $1.60 per share, basic and diluted, in the same period in 2002.

Revenues were approximately $0.3 million for the six months ended June 30, 2003, compared to approximately $1.1 million during the same period in 2002.

Research and development expenses decreased approximately $14.0 million to $10.6 million in the six month period ended June 30, 2003 from $24.6 million in the same period in 2002. During the six months ended June 30, 2003, we had no marketing expenses. During the same period in 2002, we incurred $6.1 million in marketing expenses related to Picovir® as a result of ViroPharma’s joint marketing efforts with Aventis Pharmaceuticals Inc. General and administrative expenses for the six months ended June 30, 2003 of approximately $3.5 million decreased $1.0 million from $4.5 million in the same period in 2002.

Interest income for the six months ended June 30, 2003 of $1.1 million decreased by $2.5 million when compared to interest income of $3.6 million during the same period in the prior year. Interest expense for the quarter ended June 30, 2003 decreased $1.6 million to $4.2 million.

VIROPHARMA INCORPORATED is committed to the commercialization, development and discovery of antiviral pharmaceuticals. VIROPHARMA is currently focused on drug development of maribavir for the prevention and treatment of cytomegalovirus infection in transplant patients, drug development and discovery activities in hepatitis C, biodefense and emerging diseases initiatives, and is considering the development of Picovir® to treat patients suffering from severe or life-threatening enteroviral infections and the development of an intranasal formulation of Picovir® for the treatment of the common cold.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Consolidated Statements of Operations:

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2002	2003	2002	2003
Revenue	$538	$141	$1,077	$343

Continuing operating expenses incurred in the development stage:
Research and development	10,704	4,505	24,601	10,593
Marketing	2,837	—	6,051	—
General and administrative	2,410	1,561	4,472	3,487

Total operating expenses	15,951	6,066	35,124	14,080

Gain on repurchase of debt	—	—	—	2,805
Interest income	1,446	792	3,562	1,099
Interest expense	2,909	2,102	5,820	4,248

Loss from continuing operations	(16,876)	(7,235)	(36,305)	(14,081)
Discontinued operations:
Income (loss) from discontinued sales operations	115	—	(1,933)	—

Net loss	$(16,761)	$(7,235)	$(38,238)	$(14,081)

Basic and diluted loss per share from continuing operations	$(0.74)	$(0.28)	$(1.60)	$(0.55)

Basic and diluted income (loss) per share from discontinued sales operations	$0.01	$—	$(0.09)	$—

Basic and diluted net loss per share	$(0.74)	$(0.28)	$(1.69)	$(0.55)

Shares used in computing per share amounts: basic and diluted	22,702	25,886	22,689	25,807

Consolidated Balance Sheets: (in thousands)
	December 31, 2002	June 30, 2003
Cash, cash equivalents and short-term investments	$158,282	$138,009
Working capital	152,772	135,212
Total assets	173,531	152,226
Long-term obligations	134,908	129,900
Total stockholders’ equity	27,811	13,971